EXHIBIT 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

For Release: Immediate

Media	Marvin Brown	(281) 591-4212
	Bruce Bullock	(281) 591-4429
Investors	Maryann Seaman	(312) 861-6414

FMC Technologies Announces:

•	Further Sonatrach Project Cost Increase

•	Completion of the MODEC Transaction

HOUSTON, November 17, 2004 – FMC Technologies, Inc. (NYSE: FTI) today announced updated information about its Sonatrach project in Algeria and the completion of its transaction with MODEC, Inc.

FMC Technologies is providing an offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. Severe storms in Algeria that have occurred in the last few days have delayed completion of the pipeline installation phase of the project. These unforeseeable and abnormal events have caused FMC Technologies management to revise the project’s cost and schedule. At this time, management estimates that the total project cost will increase by approximately $15 million. Management will continue to monitor the situation for further developments but, in any case, will provide a project update at the Company’s next scheduled quarterly conference call in January 2005.

FMC Technologies also announced that it has completed its previously announced transaction with MODEC, Inc., a Tokyo based company, in which it exercised its right to acquire common shares of MODEC, Inc. under its existing agreement. Upon FMC Technologies’ notification, a subsidiary of MODEC, Inc. was obligated to purchase FMC Technologies’ 37.5 percent ownership in MODEC International LLC.

FMC Technologies’ total proceeds from the transaction include $28 million of cash and 2.6 million common shares of MODEC, Inc., which, at current market values and exchange rates, represent a total value of $77 million. FMC Technologies now anticipates the gain from this transaction to be an additional $0.52 per diluted share in full-year 2004 earnings.

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Page 2 - FMC Technologies Updates Sonatrach Project, MODEC Transaction Completed

Completion of the transaction required FMC Technologies to surrender its ownership interest in MODEC International LLC and any future earnings or losses associated with it. The impact of that ownership interest in 2004 is expected to be less than $0.01 per diluted share.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production and Energy Processing), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 8,600 people and operates 32 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond FMC Technologies’ ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in FMC Technologies’ filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in FMC Technologies’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. FMC Technologies cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.